Exhibit 99.1

Press Release

Media Relations Contact:

Uma Subramaniam

Sr. Director, Corporate Communications

Credence Systems Corporation

Phone: 408-635-4889

FAX: 408-635-4986

E-mail: uma_subramaniam@credence.com

Credence Appoints Joy E. Leo as Chief Financial Officer

MILPITAS, California, April 16, 2007 — Credence Systems Corporation (Nasdaq: CMOS) a leading provider of test solutions from design to production for the worldwide semiconductor industry, today announced the appointment of Joy E. Leo as senior vice president of finance and chief financial officer, effective on the filing of the company’s quarterly report on Form 10-Q, anticipated on or about June 8, 2007. In her new role, Leo will report to Credence’s president and chief executive officer, Lavi Lev, and assume direct responsibility for all activities related to the chief financial officer function. John Batty, who has served as chief financial officer since December 2004, will remain at Credence through her effective date and work closely with Leo to assist with a smooth transition.

“Joy’s strong leadership and industry experience, as well her corporate finance and management acumen, make her an excellent choice to be Credence’s new CFO,” said Lev. “With her demonstrated track record of growing successful high technology companies, driving operational efficiencies, and building shareholder value, Joy will be a valuable addition to Credence as we position the company to achieve sustained profitability. We are very pleased to have her join the Credence management team.”

Leo has more than twenty-five years of financial and corporate management experience with leading electronics companies. Prior to joining Credence, Leo was vice president of finance and administration, chief financial officer and secretary for Artisan Components, Inc., now known as ARM Holdings PLC. During her tenure at Artisan, she successfully guided the company to year-over-year net income growth and significantly improved operational efficiency. Leo also served as vice president of finance and administration and chief financial officer for IMP, Inc.; vice president of finance, operations and administration at Innomedia Incorporated; and vice president and chief financial officer for Philips Components, a multi-billion dollar division of Royal Philips Electronics N.V. Leo holds a bachelor’s degree in business administration and finance from the University of Utah.

“We appreciate John Batty’s leadership and his many important contributions to Credence,” Lavi said. “We wish him well as he transitions from Credence to pursue other opportunities.”

Credence also announced the grant of an employment inducement stock option award to Leo on April 16, 2007. Leo may purchase up to 250,000 shares of the Company’s common stock at an exercise price of $3.47 per share pursuant to an inducement stock option. The shares subject to the stock option vest over a four-year period.

About Credence

Credence Systems Corporation is a leading provider of debug, characterization and ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001- certified company, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the filing of the Company’s 10-Q on or about June 8, 2007, Mr. Batty remaining as CFO and working closely with Ms. Leo until the filing of the Company’s10-Q, Ms. Leo being a valuable addition to the Company, and the positioning of the Company to achieve sustained profitability. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, the delay in filing or failure to file our 10-Q on a timely basis as anticipated, the volatility of the trading price of our stock, the introduction of new product features including new instruments, the completion, delivery and acceptance by customers of such new product features, the need to focus on different aspects of our business to improve stockholder value, unanticipated challenges in assessing business conditions and the overall market, unanticipated difficulties in implementing improvements to our business model, cyclicality and downturns in the semiconductor industry, rapid technological change in the automatic test equipment market, the timing of new technology, product introductions, customer requirements relating to the customization of products, the risk of a loss or reduction of orders from one or more customers among which our business is concentrated, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, our ability to complete the development and commercialization of our new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, intellectual property issues, the risk of early obsolescence, our ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures) and our need to achieve and maintain effective internal controls over financial reporting. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we are only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

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Credence is a registered trademark, and Credence Systems is a trademark of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.